Exhibit 99.2

ELECTION FORM

This Election Form is being delivered in connection with the Agreement and Plan of Merger, dated as of October 1, 2007 (the “Merger Agreement”), between Equitable Financial Group, Inc. (“Equitable”), Equitable Bank (“Equitable Bank”) and 1st United Bancorp, Inc. (“Bancorp”). It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. The Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus (the “Proxy Statement”). The undersigned acknowledges receipt of the Proxy Statement.

ELECTION OPTIONS (MARK ONLY ONE BOX)

☐

ALL STOCK ELECTION: Exchange all shares of Equitable common stock for shares of Bancorp common stock (approximately 6.99 shares of Bancorp common stock for each share of Equitable Street common stock), plus cash in lieu of any fractional shares.

☐

COMBINATION OF STOCK AND CASH ELECTION: Exchange all shares of Equitable common stock for shares of Bancorp common stock and cash (approximately 3.49 shares of Bancorp common stock and $50.69 in cash for each share of Equitable common stock) plus cash in lieu of any fractional shares.

                                        THE ELECTION DEADLINE IS___________________ AT 5:00 P.M. EST

IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE OPTION, YOUR SHARES SHALL BE DESIGNATED NON-ELECTION SHARES. IF YOU FAIL TO RETURN THIS ELECTION FORM BY THE DEADLINE THEN YOUR SHARES SHALL BE DESGINATED NON ELECTION SHARES. IF YOUR SHARES ARE DESIGNATED AS NON ELECTION SHARES, YOU WILL BE DEEMED TO HAVE MADE AN ALL STOCK ELECTION.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes on the following page) a certificate representing shares of Bancorp common stock and/or a check representing a cash payment for shares tendered pursuant to this Election Form/Letter of Transmittal.

Mail or deliver this Election Form, or a facsimile to:

H. William Spute, Jr.
President and Chief Executive Officer
Equitable Financial Group, Inc.
633 South Federal Highway
Fort Lauderdale, FL 33301
(954) 524-2265

DO NOT MAIL YOUR EQUITABLE COMMON STOCK CERTIFICATES WITH THIS ELECTION FORM. AFTER THE MERGER IS COMPLETED, YOU WILL BE SENT WRITTEN INSTRUCTIONS EXPLAINING HOW TO EXCHANGE YOUR EQUITABLE COMMON STOCK CERTIFICATES FOR BANCORP COMMON STOCK CERTIFICATES AND, IF APPLICABLE, THE CASH PORTION OF THE MERGER CONSIDERATION.

PLEASE SIGN HERE:

Signature of Owner	Signature of Owner

(Continued on Reverse Side)

Equitable Financial Group, Inc.

                    UNLESS EXTENDED, THE RIGHT TO MAKE AN ELECTION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON

                    ______________________.

Dear Equitable Shareholder:

                    On October 1, 2007, Equitable Financial Group, Inc. (“Equitable”) and Equitable Bank entered into a merger agreement (the “Merger Agreement”) with 1st United Bancorp, Inc. (“Bancorp”) pursuant to which Equitable will merge with and into Bancorp, with Bancorp continuing as the surviving entity.

                    Pursuant to the terms of the Merger Agreement, which are more fully explained in the accompanying proxy statement/prospectus (the “Proxy Statement”), Equitable shareholders have the following election options, in each case subject to the proration and allocation procedures set forth in the Merger Agreement:

1.

Exchange all shares of Equitable common stock for shares of Bancorp common stock. Equitable shareholders may elect to receive approximately 6.99 shares of Bancorp common stock per share of Equitable common stock owned. No fractional shares will be issued, and Equitable shareholders will receive a cash payment without interest in lieu of fractional shares, in an amount equal to the fraction, multiplied by $14.50.

2.

Exchange all shares of Equitable common stock for a combination of Bancorp common stock and cash. Equitable shareholders may elect to receive approximately 3.49 shares of Bancorp common stock and $50.69 in cash per share of Equitable common stock owned. No fractional shares will be issued, and Equitable shareholders will receive a cash payment without interest in lieu of fractional shares, in an amount equal to the fraction, multiplied by $14.50.

                    If no option or more than one option is chosen, or if you do not return the Election Form by the Election Deadline (as defined below), you will not have the opportunity to specify the type of merger consideration you wish to receive. As a result, your shares of Equitable common stock will be exchanged solely for shares of Bancorp common stock.

                    You are entitled to make an election with respect to your shares of Equitable common stock even if you vote against the merger. However, any election form submitted by an Equitable shareholder that seeks to exercise dissenters’ rights will be of no force and effect. If any dissenting shareholder ceases to be a dissenting shareholder, but does not submit a valid election form prior to the deadline, then such shareholder shall be deemed to have made a non-election.

                    You should also carefully read the Proxy Statement accompanying this Election Form.

                    To make an election to receive shares of Bancorp common stock or a mixture of Bancorp common stock and cash, please complete the Election Form and mail these items to the Equitable Financial Group, Inc. Unless extended, the Election Form must be received by Equitable Financial Group, Inc. no later than 5:00 P.M., Eastern time, on _____________________  (the “Election Deadline”). If for any reason the Election Deadline is extended, Bancorp will inform you by issuance of a press release or the filing with the Securities and Exchange Commission (the “SEC”) of a Current Report on Form 8-K indicating the revised Election Deadline. You will not have the opportunity to specify the type of Merger consideration you wish to receive if your Election Form is not received prior to the Election Deadline. You bear the risk of proper delivery of your Election Form. Following the completion of the merger, if you failed to validly elect to receive the stock consideration or a mixture of stock and cash consideration, your Equitable shares will be exchanged solely for stock consideration. Questions concerning the Election Form should be directed to Equitable Financial Group, Inc. at (954) 524-6088 or in writing to 633 South Federal Highway, Ft. Lauderdale, FL 33301.

                    Please read the enclosed materials and, if you would like to make a valid election to receive the Merger consideration, complete and return your Election Form to ensure that your election is properly received and recorded prior to the Election Deadline.

                    This communication is not a solicitation of a proxy from any shareholder of Equitable. Bancorp has filed with the SEC a registration statement on Form S-4 of which the Proxy Statement that was mailed to Equitable shareholders is a part. Bancorp and Equitable may file other relevant documents concerning the merger. We urge Equitable shareholders to read the Proxy Statement and any other relevant documents to be filed with the SEC because they contain important information. Investors may obtain the documents free of charge at the SEC’s website, www.sec.gov, or by contacting Equitable Financial Group, Inc. at (954) 524-6088 or in writing to 633 South Federal Highway, Ft. Lauderdale, FL 33301.